2T8986245

(25-peseta legalization stamp) (Stamp of the Office of the Notary of Santander Mr. José María de Prada Díez)

THIS PAGE forms part of the COPY of deed no. 935 dated MARCH 26th 1999.

Mercantile Register of Cantabria
CASTELAR, 35 - 39004 CANTABRIA

BANCO SANTANDER S.A.

DOCUMENT: 1/1999/1,398.0	**JOURNAL:** 52	**ENTRY:** 464

THE UNDERSIGNED MERCANTILE REGISTRAR, after examining and evaluating the above document in accordance with articles 18-2 of the Commercial Code and 6 of the Regulations of the Mercantile Register, has proceeded to register it as follows:

VOLUME: 611	**BOOK:** 0	**FOLIO:** 128
SECTION: 8	**PAGE:** S-1960	**BIS PAGE:**
REGISTRATION: 476	**BIS REGISTRATION:** 427	

FEES (minus VAT): 5650 Pts. (33.96 Euros) **INVOICE NO.:**

SANTANDER, April 1st 1999

THE REGISTRAR

(illegible signature)

(Stamp of the Mercantile & Shipping Register of Cantabria)

DIANA WEBB DAVIES
MARTINEZ CAMPOS, 26
TEL. 342 33 13 • FAX 342 33 21
28010 MADRID
INTERPRETE JURADO